Exhibit 10.38

RESTRICTED SHARE AGREEMENT

UNDER THE BROOKDALE SENIOR LIVING INC.

2014 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “Agreement”), dated as of              (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and              (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Shares.

(a) Initial Shares. The Company hereby grants to the Participant an aggregate of              shares of Common Stock under the Plan, the vesting with respect to              shares is subject to the performance criteria set forth on Exhibit A hereto (the “First Tranche Restricted Shares”) and with respect to              shares is subject to the performance criteria set forth on Exhibit B hereto (the “Second Tranche Restricted Shares”), and all such shares shall be subject to all of the terms and conditions of this Agreement and the Plan. The First Tranche Restricted Shares and the Second Tranche Restricted Shares shall collectively be referred to in this Agreement as the “Restricted Shares”.

(b) Potential Additional Shares. Additional shares of Common Stock may become issuable to the Participant under the Plan as set forth in Section 3(a). If and when any such additional shares become issuable, such additional shares shall be subject to all of the terms and conditions of the Plan and this Agreement as First Tranche Restricted Shares or Second Tranche Restricted Shares, as applicable.

2. Restrictions. Until the vesting of the Restricted Shares occurs as provided in Section 3 hereof, or as otherwise provided in the Plan, no transfer of the Restricted Shares or any of the Participant’s rights with respect to the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Effective upon the vesting date of the Restricted Shares pursuant to Section 3 the foregoing restrictions shall lapse with respect to such vested shares, which thereafter shall no longer be deemed to be outstanding Restricted Shares under this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Shares or any rights in respect of Restricted Shares before the lapse of such restrictions, such Restricted Shares, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3. Vesting.

(a) General. Subject to the provisions set forth below, the First Tranche Restricted Shares may vest on February 27, 2022, and the Second Tranche Restricted Shares may vest on February 23, 2023, with the exact percentage that vest to be determined by the degree to which the Company’s performance meets the performance criteria set forth on Exhibit A and Exhibit B hereto, respectively (the “Performance Criteria”). Following the completion of the performance periods on December 31, 2021, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall certify the Company’s performance results relative to the applicable Performance Criteria. If the Company’s certified performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any First Tranche Restricted Shares or Second Tranche Restricted Shares which are not earned shall forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of December 31, 2021. If the Company’s certified performance results exceed 100% on the scale set forth in the applicable Performance Criteria, any additional shares of Common Stock earned in excess of 100% (the “Additional Restricted Shares”) shall be issued automatically under the Plan, become First Tranche Restricted Shares or Second Tranche Restricted Shares, as applicable, and be deemed to be outstanding for purposes of this Agreement effective as of December 31, 2021. Except as otherwise specifically set forth herein, vesting of Restricted Shares on any vesting date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates as of such vesting date (the “Service Condition”). Notwithstanding anything in this Agreement to the contrary, no Additional Restricted Shares shall be issued or issuable under this Section 3(a) in the event that a Change in Control occurs prior to December 31, 2021.

(b) Following Change in Control. Upon the occurrence of a Change in Control, (x) the Performance Criteria shall no longer be applicable to the Restricted Shares if it occurs prior to December 31, 2021, and (y) the Restricted Shares outstanding effective as of such Change in Control shall vest or remain outstanding and eligible to vest as follows:

(i) If the Change in Control occurs on or prior to February 27, 2020, one-third of the First Tranche Restricted Shares and one-fourth of the Second Tranche Restricted Shares shall vest effective upon the date of such Change in Control, and the remaining two-thirds of the First Tranche Restricted Shares and three-fourths of the Second Tranche Restricted Shares shall be eligible to vest on February 27, 2022 and February 27, 2023, respectively, subject only to the Service Condition;

(ii) If the Change in Control occurs after February 27, 2020 and on or prior to February 27, 2021, two-thirds of the First Tranche Restricted Shares and one-half of the Second Tranche Restricted Shares shall vest effective upon the date of such Change in Control, and the remaining one-third of the First Tranche Restricted Shares and one-half of the Second Tranche Restricted Shares shall be eligible to vest on February 27, 2022 and February 27, 2023, respectively, subject only to the Service Condition;

(iii) If the Change in Control occurs after February 27, 2021 and prior to December 31, 2021, all of the First Tranche Restricted Shares and three-fourths of the Second Tranche Restricted Shares shall vest effective upon the date of such Change in Control, and the remaining one-fourth of the Second Tranche Restricted Shares shall be eligible to vest on February 27, 2023, subject only to the Service Condition;

(iv) If the Change in Control occurs on or after December 31, 2021 and on or prior to February 27, 2022, all of the then outstanding First Tranche Restricted Shares and three-fourths of the then outstanding Second Tranche Restricted Shares shall vest effective upon the date of such Change in Control, and the remaining one-fourth of the then outstanding Second Tranche Restricted Shares shall be eligible to vest on February 27, 2023, subject only to the Service Condition (for the avoidance of doubt, the number of then outstanding Restricted Shares contemplated by this Section 3(b)(iv) shall have taken into account the Company’s performance relative to the applicable Performance Criteria and include Additional Restricted Shares, if any, earned pursuant to Section 3(a));

(v) If the Change in Control occurs after February 27, 2022, all of the then outstanding Second Tranche Restricted Shares shall vest effective upon the date of such Change in Control (for the avoidance of doubt, the number of then outstanding Restricted Shares contemplated by this Section 3(b)(v) shall have taken into account the Company’s performance relative to the applicable Performance Criteria and include Additional Restricted Shares, if any, earned pursuant to Section 3(a)); and

(vi) [Bracketed language is included only in the Company’s CEO’s award agreement.] Notwithstanding anything in this Section 3(b) to the contrary, if the Change in Control occurs following termination of the Participant’s employment by the Company (or its successor) or a Subsidiary or Affiliate without Cause [, by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant, dated as of March 1, 2018] or by death or Disability, any Restricted Shares then outstanding effective as of the Change in Control as a result of the application of Section 3(c)(i) shall vest effective upon the date of such Change in Control and Sections 3(b)(i)-(v) shall not apply.

(c) Following Termination of Employment. Except as otherwise provided in this Section 3(c), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, all unvested Restricted Shares outstanding effective as of the date of such termination shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares. Notwithstanding the foregoing or anything herein to the contrary:

(i) [Bracketed language is included only in the Company’s CEO’s award agreement.] In the event that the Participant’s employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause [, by the Participant for Good Reason,] or by death or Disability, in either case before the occurrence of a Change in Control, for such a termination of employment occurring:

(A) on or prior to February 27, 2020, one-third of the First Tranche Restricted Shares and one-fourth of the Second Tranche Restricted Shares will remain outstanding and eligible to vest (together with any Additional Restricted Shares that may be earned pursuant to Section 3(a)) based on the Company’s performance relative to the applicable Performance Criteria and effective upon the Committee’s certification thereof following December 31, 2021 (with any such Restricted Shares that do not vest as a result of application of the Performance Criteria to forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of December 31, 2021), and any other remaining outstanding Restricted Shares shall be forfeited effective upon the date of such termination;

(B) after February 27, 2020 and on or prior to February 27, 2021, two-thirds of the First Tranche Restricted Shares and one-half of the Second Tranche Restricted Shares will remain outstanding and eligible to vest (together with any Additional Restricted Shares that may be earned pursuant to Section 3(a)) based on the Company’s performance relative to the applicable Performance Criteria and effective upon the Committee’s certification thereof following December 31, 2021 (with any such Restricted Shares that do not vest as a result of application of the Performance Criteria to forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of December 31, 2021), and any other remaining outstanding Restricted Shares shall be forfeited effective upon the date of such termination;

(C) after February 27, 2021 and prior to December 31, 2021, all of the First Tranche Restricted Shares and three-fourths of the Second Tranche Restricted Shares will remain outstanding and eligible to vest (together with any Additional Restricted Shares that may be earned pursuant to Section 3(a)) based on the Company’s performance relative to the applicable Performance Criteria and effective upon the Committee’s certification thereof following December 31, 2021 (with any such Restricted Shares that do not vest as a result of application of the Performance Criteria to forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of December 31, 2021), and any other remaining outstanding Restricted Shares shall be forfeited effective upon the date of such termination;

(D) on or after December 31, 2021 and on or prior to February 27, 2022, all of the then outstanding First Tranche Restricted Shares and three-fourths of the then outstanding Second Tranche Restricted Shares shall vest effective as of the date of such termination (or instead, if later, upon the Committee’s certification of the Company’s performance relative to the applicable Performance Criteria), and any other remaining outstanding Restricted Shares shall be forfeited effective upon the date of such termination (for the avoidance of doubt, the number of then outstanding Restricted Shares contemplated by this Section 3(c)(i)(D) shall have taken into account the Company’s performance relative to the applicable Performance Criteria and include Additional Restricted Shares, if any, earned pursuant to Section 3(a)); and

(E) after February 27, 2022, all of the then outstanding Second Tranche Restricted Shares shall vest effective upon the date of such termination (for the avoidance of doubt, the number of then outstanding Restricted Shares contemplated by this Section 3(c)(i)(E) shall have taken into account the Company’s performance relative to the applicable Performance Criteria and include Additional Restricted Shares, if any, earned pursuant to Section 3(a)).

(ii) [Bracketed language is not included in the Company’s CEO’s award agreement.] Notwithstanding anything in this Section 3(c) to the contrary, in the event that the Participant’s employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause, or by the Participant for Good Reason [(as defined in the

Brookdale Senior Living Inc. Amended and Restated Tier I Severance Pay Policy)], in either case on or after the effective date of a Change in Control but prior to twelve (12) months following such Change in Control, then any Restricted Shares outstanding effective upon the date of such termination shall vest effective upon the date of such termination.

(iii) Notwithstanding anything in this Section 3(c) to the contrary, in the event that the Participant’s employment it terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause twelve (12) or more months following a Change in Control or by death or Disability at any time following a Change in Control: (A) for a termination of employment occurring after February 27, 2020 and on or prior to February 27, 2021, one-half of the then outstanding First Tranche Restricted Shares and one-third of the then outstanding Second Tranche Restricted Shares shall vest, and any other remaining outstanding Restricted Shares shall be forfeited, in each case effective upon the date of such termination; (B) for a termination of employment occurring after February 27, 2021 and on or prior to February 27, 2022, all of the then outstanding First Tranche Restricted Shares and one-half of the then outstanding Second Tranche Restricted Shares shall vest, and any other remaining outstanding Restricted Shares shall be forfeited, in each case effective upon the date of such termination; and (C) for a termination of employment occurring after February 27, 2022, all of the then outstanding Second Tranche Restricted Shares shall vest effective upon such termination.

4. No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share.

5. Rights as Stockholder. The Participant shall have no voting rights with respect to Restricted Shares outstanding on the applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the vesting date of Restricted Shares shall be deposited in an account and be paid upon, and subject to, the vesting of the underlying Restricted Shares (provided, that dividend equivalents shall accrue for any Additional Restricted Shares earned pursuant to Section 3(a) as if such Additional Restricted Shares were issued as of the Date of Grant). For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to a Restricted Share unless and until the underlying Restricted Share vests in accordance with this Agreement, and all such dividends or dividend equivalents with respect to the underlying Restricted Share shall forfeit upon the forfeiture of the underlying Restricted Share.

6. Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the Performance Criteria and to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Shares.

7. Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to vesting shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE BROOKDALE SENIOR LIVING INC. 2014 OMNIBUS INCENTIVE PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BROOKDALE SENIOR LIVING INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.

8. Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the Restricted Shares; provided that, subject to Section 5 of the Plan and Section 22 hereof, no action under this Section shall adversely affect the Participant’s rights hereunder.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the Restricted Shares, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

10. Securities Laws Requirements. The Company shall not be obligated to transfer any Common Stock to the Participant free of the restrictive legend described in Section 7 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

11. No Obligation to Register. The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.

12. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Shares by any holder thereof in violation of the provisions of this Agreement will be valid, and the

Company will not transfer any of said Restricted Shares on its books nor will any of such Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

13. Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income with respect to the Restricted Shares (or, if the Participant makes an election under Section 83(b) of the Code in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. In lieu of paying such amount to the Company, the Participant may satisfy the foregoing requirement by, on or before the date such amount is due, either (i) with the approval of the Administrator in its sole discretion, electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) with the approval of the Administrator in its sole discretion, delivering already owned unrestricted shares of Common Stock, in each case having a value equal to the minimum amount of tax required to be withheld; provided, however, that if the Participant is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, at the time any such amount is due, then approval of the Administrator shall not be required with respect to any withholding required in connection with any vesting of Restricted Shares in the case of clause (i). Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change. If Participant desires to make an election pursuant to Section 83(b) of the Code, the Participant shall promptly notify the Company of any such election. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s responsibility, to file timely any election under Section 83(b) of the Code, even if the Participant requests the Company or its representatives to make this filing on the Participant’s behalf. For the avoidance of doubt, the Participant may not file an election under Section 83(b) of the Code with respect to any Additional Restricted Shares.

14. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Restrictive Covenants. The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant acknowledges that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, the Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Nothing contained in this Section 15 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 15, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.

(a) Noncompetition. [Bracketed language is not included in the Company’s CEO’s award agreement.] The Participant agrees that during the period of the Participant’s employment with the Company and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Participant shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined herein). The Participant further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on the Participant, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice. Solely for purposes of this paragraph: “Area” means a 15-mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Participant’s employment is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area. [Notwithstanding the foregoing, (i) if the Participant’s employment is terminated by the Participant for Good Reason (as defined in the Brookdale Senior Living Inc. Amended and Restated Tier I Severance Pay Policy) at any time, the covenant in this Section 15(a) shall not apply; and (ii) the covenant in this Section 15(a) shall not be interpreted to restrict the Participant’s right to practice law in violation of any rules of professional conduct applicable to the Participant.]

(b) Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason, the Participant shall not, directly or indirectly, jointly or individually, on Participant’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i) solicit for employment or service, hire, employ or retain the services of any Covered Employee (as defined below) or induce or encourage any Covered Employee to terminate or sever his, her or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii) solicit business from any Covered Person (as defined below) or induce or encourage any Covered Person to terminate, change or reduce his, her or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 15(b). For purposes of this Section 15(b), “Covered Employee” shall mean any officer, director, employee, consultant or agent who is employed or engaged by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Participant’s termination of employment, and “Covered Person” shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns.

(c) Disparaging Comments. [Bracketed language is included only in the Company’s CEO’s award agreement.] The [Company and the] Participant agrees [agree] that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, [and the Company and its Affiliates shall not make or issue any public statements which are disparaging or defamatory regarding the Participant,] or any time after termination of such employment [neither party shall] make any comments concerning any aspect of the termination of their relationship. The obligations of the [Company and the] Participant under this Section 15(c) shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(d) Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies (collectively,

“Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer, referral source or client other than in connection with the Participant’s employment by the Company or any Subsidiary or Affiliate. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law.

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by the Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 15(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

(e) Enforcement.

(i) The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement is reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(ii) The Participant acknowledges that a breach of the Participant’s obligations under this Section 15 will result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(iii) The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant.

(iv) In the event of the violation by the Participant of any of the covenants contained in Section 15, the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later.

(v) The Participant agrees that, in the event of any breach of the restrictive covenants contained in this Agreement, the Company and/or its Subsidiaries and Affiliates shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to restrain the violation of the terms hereof by the Participant, and all persons acting for or on the Participant’s behalf.

(vi) Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.

(f) Remedies. It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, and provided that the Company is the prevailing party, the Company shall recover from the Participant all reasonable attorneys’ fees and costs incurred by the Company in connection therewith.

16. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

17. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan.

18. Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. To the extent the terms of Section 15 above conflict with any prior agreement between the parties related to such subject matter, the more restrictive provision shall be deemed to apply. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

19. Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 15 shall expressly survive the vesting and/or forfeiture of the Restricted Shares and any expiration or termination of this Agreement.

20. Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.

21. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

22. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter(s) set forth in this Section 22 shall be final, binding and conclusive.

23. Representations. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

24. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

25. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting the award of the Restricted Shares using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the Restricted Shares shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.

26. Section 409A. Notwithstanding anything herein to the contrary, the Restricted Shares (including the Additional Restricted Shares) are intended to be exempt from or comply with Section 409A of the Code. The Committee shall administer the grant and settlement of such Restricted Shares and any dividend equivalent rights in strict compliance with Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Further, notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of Restricted Shares (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:
Name:	Chad C. White
Title:	Executive Vice President, General Counsel & Secretary

PARTICIPANT

EXHIBIT A

Same Community RevPAR

Vesting of the First Tranche Restricted Shares (plus any Additional Restricted Shares that become issuable pursuant to Section 3(a) of the Agreement) will be dependent upon the Company’s three year compound annual growth rate (“CAGR”) of Same Community RevPAR for fiscal 2021 compared to a base year of fiscal 2018 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results.

Percentage of First Tranche Restricted Shares Vesting	CAGR
Vest 125%	[ ]	%
Vest 100%	[ ]	%
Vest 25%	[ ]	%
No vesting	Below [ ]	%

For purposes of this calculation, “Same Community RevPAR” for fiscal 2018 and the measurement fiscal year means the average monthly senior housing resident fee revenues per available unit of the same community portfolio (as defined below). RevPAR shall be calculated as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, of the same community portfolio for the applicable fiscal year, divided by the weighted average number of available units in the same community portfolio for the applicable fiscal year, divided by twelve. Principles of revenue recognition will be consistently applied for calculating Same Community RevPAR.

The same community portfolio will be comprised of communities operated by the Company on a consolidated basis as of December 31, 2018, but excluding communities acquired through purchase or leasing activity, or disposed through sale or lease termination activity, after January 1, 2018 and other communities that would be excluded from any quarter during fiscal 2018 or the comparison year using the Company’s existing policy for excluding communities from same community results. The Committee may exercise its discretion to exclude additional communities that have experienced a catastrophic natural disaster loss or other casualty loss that do not otherwise meet the foregoing criteria.

EXHIBIT B

Relative TSR

Vesting of the Second Tranche Restricted Shares (plus any Additional Restricted Shares that become issuable pursuant to Section 3(a) of the Agreement) will be dependent upon the Company’s TSR ranking relative to the TSRs of the companies in the Comparator Group during the Performance Period as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results; provided, however, that in no event shall Additional Restricted Shares become issuable pursuant to Section 3(a) of the Agreement with respect to the Second Tranche Restricted Shares if the Company’s TSR is negative for the Performance Period.

Percentage of Second Tranche Restricted Shares Vesting	Performance
Vest 150%	[ ]th Percentile or above
Vest 100%	[ ]th Percentile
Vest 50%	[ ]th Percentile
No vesting	Below [ ]th Percentile

For purposes of this Exhibit B:

•	Performance Period shall mean January 1, 2019 through December 31, 2021

•

Comparator Group shall mean the constituent companies of the S&P Midcap 400 as of the beginning of the Performance Period, except that any such companies that have been acquired, delisted from a national securities exchange, or declared bankrupt during the Performance Period will be excluded.

•

TSR shall mean the compound annual total stockholder return calculated using a beginning price equal to the average closing price over the 20-trading days preceding the beginning of the Performance Period, using an ending price equal to the average closing price over the 20-trading days immediately prior to the end of the Performance Period, and assuming the reinvestment of any dividends or distributions as of the ex-dividend date.